Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Kosmos Energy Ltd. for the registration of 34,993,585 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2019, with respect to the consolidated financial statements and schedules of Kosmos Energy Ltd., and the effectiveness of internal control over financial reporting of Kosmos Energy Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST &YOUNG LLP

Dallas, Texas
March 14, 2019